Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports First Quarter 2006 Earnings and Updates Capacity Growth Projects at its Shreveport Refinery
Highlights for the quarter ended March 31, 2006 are as follows:
•	Reported Adjusted EBITDA of $26.1 million for the quarter ended March 31, 2006, an increase of $17.4 million over the same period in the prior year.

•	Declared a prorated first quarter distribution of $0.30 per unit on April 24, 2006, payable on May 15, 2006 to unitholders of record on May 2, 2006. This prorated distribution equates to $0.45 per unit per full quarter, or $1.80 per unit per year.

•	Announced a major Shreveport refinery expansion project expected to increase refinery capacity by an estimated 16,000 barrels per day.
INDIANAPOLIS—(PR NEWSWIRE)—May 10, 2006—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the quarter ended March 31, 2006 of $3.5 million compared to a net loss of $0.1 million for the first quarter of 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $13.2 million and $26.1 million, respectively, for the first quarter of 2006 as compared to $7.5 million and $8.7 million, respectively, for the first quarter of 2005. Distributable Cash Flow for the period of February 1, 2006 to March 31, 2006 was $18.4 million. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures, and reconciliations of such measures to the comparable GAAP measures.)
The earnings and financial position for the quarter ended March 31, 2006 include the financial results of the Calumet Lubricants Co., L.P. (the “Predecessor”) through January 31, 2006. For the period from January 1, 2006 to January 31, 2006, the Predecessor generated net income of $4.4 million, EBITDA of $9.8 million, and Adjusted EBITDA of $4.5 million. Substantially all of the assets and operations of Calumet Lubricants Co., L.P. and its consolidated subsidiaries were contributed to the Partnership in connection with the closing of the Partnership’s initial public offering during the first quarter (the “IPO”).
“We have followed up our performance in the fourth quarter of 2005 with another strong quarter to start 2006,” said Bill Grube, Calumet’s President and CEO. “These results are ahead of budget and provide us further confidence in executing our business plan.”
The Partnership’s performance for the first quarter of 2006 as compared to the first quarter of 2005 was positively impacted by widened specialty and fuel products margins partially offset by increased transportation expenses resulting from higher sales volume and an unrealized loss on derivative instruments used to hedge our fuel products margins in future periods. The unrealized loss is a non-cash item that results from valuing these derivatives at their fair value. Our objective in hedging our fuel products margins is to ensure stability of cash flows in future periods. We believe that this hedging program is helping us achieve this objective.
The Specialty Products segment sales volume for the first quarter of 2006 was 26,817 barrels per day (bpd) as compared to 22,584 bpd for the same period in the prior year, an increase of 4,233 bpd.

Total Fuel Products segment sales volume for the first quarter of 2006 was 25,273 bpd as compared to 15,834 bpd in the same period for the prior year, an increase of 9,439 bpd due to the Fuel Products segment ramping up operations in the first quarter of 2005, subsequent to the reconfiguration of the Partnership’s Shreveport refinery to add motor fuels production.
Gross profit by segment for the first quarter of 2006 for Specialty Products and Fuel Products was $37.1 million and $13.9 million, respectively, compared to $17.7 million and $8.4 million, respectively, for the same period in 2005.
As previously announced on April 26, 2006, the Partnership declared its prorated quarterly cash distribution of $0.30 per unit for the period from January 31, 2006 (the closing date of the IPO) to March 31, 2006. The distribution will be paid on May 15, 2006 to unitholders of record on May 2, 2006.
The following table sets forth unaudited information about our combined refinery operations. Refining production volume differs from sales volumes due to changes in inventory.

	Calumet (1)	Predecessor
	Three Months Ended
	March 31,
	2006	2005
Sales volume (bpd):
Specialty Products sales volume	26,817	22,584
Fuels Products sales volume	25,273	15,834

Total (2)	52,090	38,418

Total feedstock runs (bpd) (3)	52,370	42,059

Refinery production (bpd) (4)
Specialty Products:
Lubricating oils	11,695	10,095
Waxes	1,144	886
Solvents	4,346	3,422
Asphalt and other by-products	5,561	5,490
Fuels	2,508	2,395

Total	25,254	22,288

Fuel Products (bpd):
Gasolines	10,002	6,401
Diesel fuels	7,724	7,792
Jet fuels	7,308	3,772
Asphalt and other by-products	297	90

Total	25,331	18,055

Total refinery production	50,585	40,343

(1)	Includes the period of January 1, 2006 through January 31, 2006 for the Predecessor.

(2)	Total sales volume includes sales from the production of the Partnership’s refineries and sales of inventories.

(3)	Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at the Partnership’s refineries.

(4)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other refinery feedstocks at the Partnership’s refineries. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.

Update on Calumet’s Internal Growth Projects at its Shreveport Refinery
The Partnership is implementing capital improvement projects at the Shreveport refinery, which are expected to be completed and fully operational by the third quarter of 2007 and should significantly increase this refinery’s operating capacity. “We are focusing on these projects to further enhance our specialty products offering,” said Grube. These integrated projects include the following:
•	Initial Shreveport Refinery Expansion Project
The Distillate Desulfurization and Dewaxing (DDD) unit and crude unit have been debottlenecked which will increase the refinery’s throughput by approximately 10%. This portion of the project will be completed during the second quarter of 2006. As part of this project, Calumet has increased its ability to run sour crudes to approximately 5,000 bpd to lower overall feedstock costs.
•	Major Shreveport Refinery Expansion Project
Calumet is undertaking a major expansion project involving several operating units which should result in an additional capacity increase of approximately 16,000 bpd, bringing throughput rates for the Shreveport refinery to approximately 57,000 bpd and significantly increasing the production of specialty products, primarily lubricating oils, over their current levels. On a combined basis, the production of specialty lubricating oils and waxes at Shreveport is anticipated to increase by approximately 60% over current levels upon completion of the project in the third quarter of 2007. In conjunction with the project, Calumet plans to expand the capacity to run additional sour crude volumes to further reduce feedstock costs. Of the anticipated 57,000 bpd throughput rate upon completion, the Partnership expects to run approximately 42,000 bpd of sweet crudes and 13,000 bpd of sour crudes, with the remainder coming from interplant feedstocks. Since the inception of the planning and engineering phase of the project, the project’s scope was expanded to the current estimates.
•	Capital Expenditures for the Expansion Projects
Calumet has begun to purchase certain equipment integral to the projects and anticipates incurring approximately $60 million in capital expenditures in 2006, with additional capital expenditures of approximately $50 million related to the project in 2007. The projected payback period on this project is 2 to 3 years.
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel fuel and jet fuel. The Partnership is based in Indianapolis, Indiana and has three refineries located in northwest Louisiana.
A conference call is scheduled for 11:00 a.m. ET (10:00 a.m. CT) Thursday, May 11, 2006, to discuss the financial and operational results for the first quarter of 2006. Anyone interested in listening to the presentation may call 800-901-5218, passcode 36502678. For international callers, the dial-in number is 617-786-4511, passcode 36502678. The live internet webcast and the replay can be accessed on Calumet’s website, www.calumetspecialty.com.

The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 22877086. International callers can access the replay by calling 617-801-6888, passcode 22877086. The replay will be available beginning Thursday, May 11, 2006, at approximately 1:00 p.m. until Thursday, May 25, 2006.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the success of the Partnership’s risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.
Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA, and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income and cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define EBITDA as net income plus interest expense, taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facilities. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for hedging activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest expense and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per unit data)

	Calumet	Predecessor
	Three Months Ended
	March 31,
	2006	2005
	Unaudited	Unaudited

Sales	$397,694	$229,549
Cost of sales	346,744	203,432

Gross profit	50,950	26,117

Operating costs and expenses:
Selling, general and administrative	4,929	3,392
Transportation	13,907	10,723
Taxes other than income taxes	914	732
Other	115	157
Restructuring, decommissioning and asset impairments	—	368

Operating income	31,085	10,745

Other income (expense):
Interest expense	(3,976)	(4,864)
Debt extinguishment costs	(2,967)	—
Realized gain (loss) on derivative instruments	(3,080)	(6,651)
Unrealized gain (loss) on derivative instruments	(17,715)	603
Other	199	39

Total other (expense)	(27,539)	(10,873)

Net income (loss) before income taxes	3,546	(128)
Income tax expense	14	—

Net income (loss)	$3,532	$(128)

Allocation of net income:
Less: Net income applicable to Predecessor for the period through January 31, 2006	(4,408)

Net loss applicable to Calumet for the period February 1, 2006 through March 31, 2006	(876)
Minimum quarterly distribution to common unitholders, prorated.	(3,885)
General partner’s interest in net loss	18

Subordinated partners’ interest in net loss	(4,743)

Basic and diluted net income (loss) per limited partners’ unit:
Common	$0.30

Subordinated	$(0.36)

Weighted average limited partner common units outstanding — basic and dilutive	12,950
Weighted average limited partner subordinated units outstanding — basic and dilutive	13,066

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Calumet	Predecessor
	March 31,	December 31,
	2006	2005
	Unaudited
Assets
Current assets:
Cash	$85	$12,173
Accounts receivable, net	113,617	115,294
Inventories	101,118	108,431
Derivative assets	313	3,359

Prepaid expenses and other current assets	3,179	19,650

Total current assets	218,312	258,907

Property, plant and equipment, net	127,674	127,846

Other noncurrent assets, net	3,473	12,964

Total assets	$349,459	$399,717

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$52,216	$44,759
Other current liabilities	17,340	17,470
Current portion of long-term debt	500	500
Derivative liabilities	46,097	30,449

Total current liabilities	116,153	93,178
Long-term debt, less current portion	64,126	267,485
Total liabilities	180,279	360,663

Total partners’ capital	169,180	39,054

Total liabilities and partners’ capital	$349,459	$399,717

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Calumet	Predecessor
	Three Months Ended
	March 31,
	2006	2005
	Unaudited	Unaudited
Operating activities
Net income (loss)	$3,532	$(128)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,673	2,796
Provision for doubtful accounts	127	50
Loss on disposal of property and equipment	6	—
Unrealized loss on derivative instruments	17,715	(603)
Debt extinguishment costs	2,967	—
Changes in assets and liabilities:
Accounts receivable	1,400	(22,506)
Inventories	7,313	(3,009)
Prepaid expenses and other current assets	16,471	(5,117)
Derivative activity	979	6,908
Other noncurrent assets	4,408	1,027
Accounts payable	7,457	(29,974)
Other current liabilities	(4,933)	2,551

Net cash provided by (used in) operating activities	60,115	(48,005)

Investing activities
Additions to property, plant and equipment	(2,975)	(6,933)
Proceeds from disposal of property, plant and equipment	54	—

Net cash used in investing activities	(2,921)	(6,933)

Financing activities
Net proceeds (payments) on borrowings	(203,359)	37,306
Proceeds from initial public offering	138,743	—
Contribution from Calumet GP, LLC	375	—
Cash distribution to Calumet Holding, LLC	(3,257)	—
Change in bank overdraft	5,116	—
Distribution to Predecessor partners	(6,900)	—

Cash provided by (used in) financing activities	(69,282)	37,306

Net increase (decrease) in cash	(12,088)	(17,632)
Cash at beginning of period	12,173	18,087

Cash at end of period	85	455

Supplemental disclosure of cash flow information
Interest paid	3,797	2,134

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW TO NET INCOME (LOSS)
(in thousands)

	Calumet	Predecessor
	Three Months Ended
	March 31,
	2006	2005

Net income (loss)	$3,532	$(128)
Add:
Interest expense and debt extinguishment costs	6,943	4,864
Depreciation and amortization	2,673	2,796
Income tax expense	14	—

EBITDA	13,162	7,532

Add:
Unrealized losses (gains) from mark to market accounting for hedging activities	17,715	(603)
Non-cash impact of restructuring, decommissioning and asset impairments	—	368
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(4,767)	1,421

Adjusted EBITDA	$26,110	$8,718

Less:
Adjusted EBITDA attributable to Predecessor	(4,494)
Maintenance capital expenditures (a)	(898)
Cash interest expense (b)	(2,311)
Income tax expense	(14)

Distributable Cash Flow for period February 1, 2006 to March 31, 2006	$18,393

(a)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(b)	Cash interest expense is net of amortization charges associated with deferred debt issuance costs.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(in thousands)

	Calumet	Predecessor
	Three Months Ended
	March 31,
	2006	2005

Net cash provided by (used in) operating activities	$60,115	$(48,005)
Add:
Interest expense	6,943	4,864
Income tax expense	14	—
Provision for doubtful accounts	(127)	(50)
Unrealized loss on derivative instruments	(17,715)	603
Debt extinguishment costs	(2,967)	—
Changes in operating working capital:
Accounts receivable	(1,400)	22,506
Inventory	(7,313)	3,009
Other current assets	(16,471)	5,117
Derivative activity	(979)	(6,908)
Accounts payable	(7,457)	29,974
Accrued liabilities	4,933	(2,551)
Other, including changes in non current assets and liabilities	(4,414)	(1,027)

EBITDA	13,162	7,532

Add:
Unrealized losses (gains) from mark to market accounting for hedging activities	17,715	(603)
Non-cash impact of restructuring, decommissioning and asset impairments	—	368
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(4,767)	1,421

Adjusted EBITDA	$26,110	$8,718

Less:
Adjusted EBITDA attributable to Predecessor	(4,494)
Maintenance capital expenditures (a)	(898)
Cash interest expense (b)	(2,311)
Income tax expense	(14)

Distributable Cash Flow	$18,393

(a)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(b)	Cash interest expense is net of amortization charges associated with deferred debt issuance costs.